EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited) (A)
                                                                  Three Months           YTD Six Months
For the Periods Ended June 30, 1999 and 1998                       1999        1998        1999        1998
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME:
Net income per consolidated income statements                    68,843      55,907     133,721     117,276
Subtract dividend requirement of preferred stock                      7           7          14          14
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    68,836      55,900     133,707     117,262
Add dividend requirement of preferred stock                           7           7          14          14
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME DILUTED                                               68,843      55,907     133,721     117,276
===========================================================  ==========  ==========  ==========  ==========
EARNINGS PER COMMON SHARE BASIC                                    0.36        0.30        0.70        0.63
EARNINGS PER COMMON SHARE DILUTED                                  0.35        0.29        0.69        0.60
===========================================================  ==========  ==========  ==========  ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                   192,921     188,867     192,410     188,716
Treasury shares                                                  (1,598)     (1,244)     (2,619)     (1,733)
-----------------------------------------------------------  ----------  ----------  ----------  ----------
COMMON SHARES BASIC (AVG)                                       191,323     187,623     189,791     186,983
Common share equivalents for options                              4,711       6,459       4,749       6,620
Preferred share equivalents                                         368         389         371         390
-----------------------------------------------------------  ----------  ----------  ----------  ----------
COMMON SHARES DILUTED (AVG)                                     196,402     194,471     194,911     193,993
===========================================================  ==========  ==========  ==========  ==========

(A) Earnings per common share diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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